Remit Payment to:

LCG Auctions

7515 Jefferson Hwy #325

Baton Rouge , LA , 70806

Billing Address	Shipping Address

PHONE: 985-282-2533 FAX: .

RSE Archive LLC. Rally Rd Rally Rd RSE Archive LLC. Rally Rd Rally Rd

71 Southgate Blvd. 71 Southgate Blvd.

New Cast , DE , 19720 New Cast , DE , 19720

LCG Auctions	INVOICE # 203

United StatesUnited States

LOT-11

LOT TITLE- 1985 Transformers: Jetfire AFA

BID AMOUNT- $5,360.00

PREMIUM- $1,072.00

BALANCE-$6,432.00

USER ID: 333

USERNAME: rallyacqs

INVOICE DATE: 6/12/2022, SHIPPING & INSURANCE: $129.00

ADDITIONAL SHIPPING COSTS: $0.00

LATE FEE: $0.00 FINAL BALANCE:$6,561.00

Please make checks payable to LCG Auctions

Customer Notes: